SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

USA Mobility, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51027	16-1694797

(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

6677 Richmond Highway, Alexandria, Virginia	22306

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 718-6600

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      On December 17, 2004, subsidiaries of the Registrant, Metrocall, Inc. and Arch Wireless Operating Company, as borrowers, UBS AG, Stamford Branch, as administrative agent and the Required Lenders, as that term is defined in the Credit Agreement entered into Amendment No. 1 dated as of December 8, 2004 to the credit agreement, dated November 16, 2004 (the “Credit Agreement”). Under the amendment, the Collateral Agent to the Credit Agreement was authorized to terminate the Concentration Account among Metrocall, the Collateral Agent and UBS Financial Services, Inc. provided that (i) all securities in the Concentration Account shall have been converted to cash such that at the time of such termination, no other asset other than cash shall be contained in the Concentration Account and (ii) upon such termination, all of the cash in the Concentration Account shall be used to make prepayments of the term loan.

      On December 20, 2004, the borrowers prepaid $45.0 million of aggregate principal amount which included $35.0 million from the Concentration Account and an additional $10.0 million from cash balances on hand. Following these prepayments, $95 million of aggregate principal amount was outstanding under the Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

(a)    Not applicable.

(b)    Not applicable.

(c)    Not applicable.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA MOBILITY, INC.
	By:	/s/ Vincent D. Kelly
	Name:	Vincent D. Kelly
	Title:	President and Chief Executive Officer

Dated: December 21, 2004